Exhibit 10.10

July 9, 2021

Keegan Harper

Via email

Dear Keegan:

Nalu Medical, Inc. (the “Company”) is pleased to offer you the position of Executive Chairperson of the Company (or such other title as mutually agreed between you and the Company). In your new position, you will report directly to the Company’s board of directors (the “Board”). If you accept this offer, your start date with the Company will be July 9, 2021, 2021 (the “Start Date”).

In addition, you will continue to be a member of the Board while you remain an employee of the Company, subject to any required stockholder approval. For the avoidance of doubt, assuming the Board is divided into classes with three year expected terms, it is expected that your position on the Board will next be submitted to a vote of the stockholders at the annual meeting of stockholders to be held in 2023.

Except as otherwise agreed to by the Board, if your employment with the Company terminates or is terminated for any reason, you will resign from all director and officer positions with the Company and any of its subsidiaries.

As an employee of the Company, you will perform such services and responsibilities as reasonably determined and assigned by the Board or its representative in its sole discretion, provided that such services and responsibilities are expected to require approximately 8 hours per week. During the period you are employed with the Company in this position (the “Employment Period”), you will be permitted to engage in the activities set forth on Appendix A. Except as otherwise previously disclosed to the Board, you will not engage in any other business, job or consulting activity during the Employment Period without the written permission of the Board.

The compensation and benefits terms of this offer are as follows:

1.	You will receive an annual salary of $150,000, paid in accordance with the Company’s normal payroll practices. Your position is exempt from eligibility for overtime.

2.

On the pricing date of the Company’s first initial public offering in connection with the filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, and subject to your continued employment with the Company through that date, you will be granted a Company stock option (the “IPO Option”) covering a number of shares of the Company’s common stock such that the grant date fair value of the IPO Option for U.S. generally accepted accounting principles will be approximately $1,000,000. The exercise price of the IPO Option will be the price per share of the initial public offering. Subject to Schedule 1, 1/16 of shares subject to the IPO Option will vest monthly from the grant date through the one year anniversary of the date of grant, and 1/48 of shares subject to the IPO Option will vest monthly following the one year anniversary through the two year anniversary of the date of grant, provided you remain a Service Provider (as defined in the 2021 Plan) through the applicable vesting date. The Option will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and a stock option agreement thereunder in the Company’s standard form. Any future Company equity awards will be determined by the Board, in its discretion.

3.

As an employee of the Company, you will be eligible to participate in all Company-sponsored benefits currently and hereafter maintained by the Company for the benefit of the Company’s senior executives, subject to the satisfaction of any eligibility requirements and compliance with the terms of those benefit programs. You will be eligible to receive the severance benefits under Schedule 1, subject to the terms and conditions of Schedule 1, which are incorporated by reference herein. The Company may modify salary, bonus, and benefits from time-to-time as it deems necessary, subject to your ability to resign for “Good Reason” under Schedule 1.

Keegan Harper

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s employee handbook.

As a condition of your employment, you are also required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”).

Your employment with the Company is “at will.” This means that, as an employee, you have the right to terminate your employment at any time, for any reason, with or without notice. Similarly, the Company may terminate your employment at any time, with or without cause or prior notice. Our at-will policy cannot be altered except by a written agreement to that effect signed by both you and a member of the Board other than you.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the arbitration agreement set forth in provisions of the Confidentiality Agreement.

You acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in the negotiation of this letter. You acknowledge that you have had the opportunity to discuss this letter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

This letter (including its schedules and exhibits), along with the Confidentiality Agreement and all other plans and agreements referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, your Consulting Agreement with the Company dated July 1, 2020. This offer is valid until July 9, 2021. We must receive your written acceptance of this offer no later than 5:00pm Pacific Time that day.

Keegan Harper

Please accept this offer by signing below and returning this letter via email to me.

Sincerely,

/s/ Earl Fender

Earl Fender

On behalf of Nalu Medical, Inc.

/s/ Keegan Harper	July 9, 2021
Keegan Harper	Date

July 9, 2021
Start Date

Schedule 1

Unless otherwise defined in this Schedule 1, capitalized terms shall have the meanings given to them in the letter to which this schedule is attached.

1.	Involuntary Termination. In the event of an Involuntary Termination, then, subject to Section 2 below, you will receive:

a.

accelerated vesting as to 100% of the unvested shares subject to any of your outstanding Company equity awards (including, but not limited to, the IPO Option and any other options to purchase common stock of the Company) as of immediately prior to your Termination Date. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at target.

b.

A lump sum cash payment equal to the sum of (1) $300,000 less (2) the aggregate amount of salary payments paid to you pursuant to this letter; for the avoidance of doubt, if you experience an Involuntary Termination following the two year anniversary of the Start Date, it is expected that no cash severance will be provided to you pursuant to this Section 1(b).

2.	Conditions to Receipt of Severance Benefits.

a.

The receipt of any severance benefits pursuant to Section 1 of this Schedule 1 will be subject to you signing and not revoking a customary separation agreement and release of claims in the Company’s standard form (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the Termination Date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to benefits under this Schedule 1. In no event will the severance benefits be provided until the Release becomes effective and irrevocable.

b.

Any lump sum payments under Section 1(b) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Date”), subject to any delay required by Section 3 below.

c.

Your receipt of any severance payments or benefits upon an Involuntary Termination under Section 1 is subject to you returning all documents and other property provided to you by the Company (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company.

3.

Section 409A. The parties agree that this letter (including all of its schedules and exhibits) shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (as it has been and may be amended from time to time) (the “Code”) and any regulations and guidance that have been promulgated or may be promulgated from time to time thereunder at the time of your termination (“Section 409A”), so that none of the severance payments or benefits provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. For purposes of determining entitlement to severance benefits that could otherwise be subject to Section 409A, a termination of employment shall not be deemed to have occurred unless the termination is also a “separation from service” within the meaning of Section 409A. If you are a “specified employee” within the meaning of Section 409A, then the severance and any other separation benefits payable to you upon your separation from service (whether under this letter or otherwise) to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the 6-month period following your separation from service will accrue during such 6-month period and will become payable in a lump sum payment on the date 6 months and one day following the date of your separation from service (such rule, the “Six Month Delay Rule”) or, if earlier, the date of your death. All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit or, if earlier, upon the date of your death. In the event your Termination Date occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which your Termination Date occurs, then any severance payments or benefits under this Schedule 1 that would be considered Deferred Payments will be paid on, or in the case of installments, will not commence until, the 61st day after your Termination Date, or such later date as provided in this section. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company or its successor reimburse or indemnify you for any taxes or other obligations that may arise under Section 409A. All payments made under this letter shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this letter and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

4.

Change in Control Acceleration. In the event the Company experiences a Change in Control, and you remain a Service Provider through the date of such Change in Control, 100% of the then outstanding and unvested shares subject to each of your Company equity awards (including, but not limited to, the IPO Option and any other options to purchase common stock of the Company) will accelerate and fully vest. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at target.

5.	Definitions

a.

Cause means the occurrence of any of the following: (1) your willful failure to substantially perform your duties to the Company or other lawful duties assigned to you by the Board, other than a failure resulting from your Disability, (2) a willful act by you that constitutes gross misconduct and which is injurious to the Company, (3) your willful breach of a material provision of the Confidentiality Agreement or any written agreement between you and the Company, or (4) your material and willful violation of a federal or state law or regulation applicable to the business of the Company.

b.	Change in Control means “Change in Control” as defined under the 2021 Plan.

c.	Disability means a total and permanent disability as defined in Section 22(e)(3) of the Code.

d.

Good Reason means the termination of your employment with the Company by you in accordance with the next sentence after the occurrence of one or more of the following events without your express written consent: (1) a material reduction by the Company of your annual base salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions), (2) a material diminution of your authority, job duties or responsibilities, provided that in the event a Change in Control occurs neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to such Change of Control in terms of duties and/or responsibilities shall constitute a material diminution, or (3) a change in the location of your employment of more than 40 miles from the Company’s current location. You may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of their initial occurrence, a reasonable cure period of not less than 30 days following the date of such notice and your resignation occurs within 30 days following the end of such cure period if the “Good Reason” conditions remain uncured.

e.	Involuntary Termination means your termination of employment from the Company as a result of either:

1.	the Company’s termination of your employment for any reason other than for Cause, death or Disability; or

2.	your resignation for Good Reason.

f.	Termination Date means the date your employment with the Company terminates.